Exhibit 5.1
June 29, 2006
IntercontinentalExchange, Inc.,
     2100 RiverEdge Parkway, Suite 500,
          Atlanta, Georgia 30328.
Ladies and Gentlemen:
     In connection with the registration under the Securities Act of 1933 (the “Act”) of 9,200,000 shares (the “Securities”) of Common Stock, par value $0.01 per share, of IntercontinentalExchange, Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate and limited liability company records, certificates and other documents, and such questions of Delaware law, as we have considered necessary or appropriate for the purposes of this opinion. Of the Securities, 25,000 shares (the “Primary Shares”) may be issued and sold by the Company and up to 9,175,000 shares (the “Secondary Shares”) may be sold by certain stockholders of the Company.
     Upon the basis of such examination, we advise you that, in our opinion:
     (1) The Secondary Shares have been validly issued and are fully paid and nonassessable.
     (2) When the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Primary Shares have been duly established in conformity with the Company’s certificate of incorporation, and the Primary Shares have been duly issued and sold as contemplated by the Registration Statement, the Primary Shares will be validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

IntercontinentalExchange, Inc.	-2-
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Common Stock” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ SULLIVAN & CROMWELL LLP